Exhibit 21.1

SUBSIDIARIES

OM Asset Management Limited, a company incorporated and registered in England and Wales with company number 09062478, had the domestic and international subsidiaries shown below as of June 30, 2014.

Subsidiary	Jurisdiction
OMAM US, Inc.	Delaware
OMAM UK, Limited	United Kingdom
Old Mutual (US) Holdings Inc.	Delaware
Old Mutual Asset Management International, Ltd.	United Kingdom
Old Mutual Capital, LLC	Delaware
Acadian Asset Management, LLC	Delaware
Barrow, Hanley, Mewhinney & Strauss, LLC	Delaware
The Campbell Group, LLC (d/b/a Campbell Timberland Management, LLC in California)	Delaware
Heitman LLC	Delaware
Investment Counselors of Maryland, LLC	Delaware
Thompson, Siegel & Walmsley LLC	Delaware
Acadian Global Market Neutral Fund, LLC	Delaware
Acadian Multi-Asset Portfolio, LLC	Delaware
Acadian Global Absolute Return Bond Fund, LLC	Delaware
Old Mutual Asset Management Trust Investment Funds, LLC	Delaware
Lewis and Clark Oregon, L.P.	Delaware
Southern Diversified Timber, LLC	Delaware
Campbell Timber Fund II, L.P.	Delaware
Campbell Timber Fund II-A, L.P.	Delaware
Campbell Timber Fund III, LLC	Delaware
Cambell Opportunity Timber Fund-A, L.P.	Delaware
Cambell Opportunity Timber Fund-CA, L.P.	Delaware
Cambell Opportunity Timber Fund-TE, L.P.	Delaware
OneFortyOne Plantations Holdings Pty Ltd	Australia